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                                                                      Exhibit 21

                          Subsidiaries of Internet Law

The following are Internet Law's significant subsidiaries:

National Law Library, Inc.
GoverNet Affairs, Inc.
Brief Reporter, LLC
ITIS, Inc.
Compass Data Systems, Inc.
Venco Compliance, Inc.